Exhibit (a)(1)(Q)

SPENDSMART NETWORKS, INC.

DATED: January 21, 2015

To the Holders of the Original Warrants:

Please note that due to the need to provide additional processing time to certain holders of Original Warrants who have notified us that they intend to exercise their Original Warrants, we have extended the expiration date for our pending offer to amend and exercise the Original Warrants to 5:00 p.m. Eastern Time, Friday, February 5, 2016.  The warrants subject to the Offer to Amend and Exercise are those warrant holders which currently own the following: (i) outstanding warrants to purchase an aggregate of 17,918,675 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financing closed on February 11, 2014, February 21, 2014, March 6, 2014, and March 14, 2014, as well as warrants issued to the placement agent in connection with such financing (the “2014 Warrants”), of which 16,289,704 are exercisable at an exercise price of $1.10 per share (the “$1.10 2014 Warrants”) and 1,628,971 are exercisable at an exercise price of $1.27 per share (the “$1.27 2014 Warrants”); (ii) outstanding warrants to purchase an aggregate of  1,711,106 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financings closed on November 30, 2012, July 19, 2012, June 20, 2012, May 24, 2012 and March 31, 2012, as well as warrants issued to the placement agent in connection with such financing (the “2012 Warrants”), of which 1,417,799 are exercisable at an exercise price of $7.50 per share (the “$7.50 2012 Warrants”) and 244,640 are exercisable at an exercise price of $9.00 per share (the “$9.00 2012 Warrants”) and 48,667 are exercisable at an exercise price of $12.00 per share (the “$12.00 2012 Warrants”); (iii) outstanding warrants to purchase an aggregate of 1,569,935 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financing completed on January 19, 2011, May 20, 2011, October 21, 2011, and November 21, 2011, as well as warrants issued to the placement agent in connection with such financing (the “2011 Warrants”) of which 1,083,333 are exercisable at an exercise price of $6.00 per share (the “$6.00 2011 Warrants”), 250,001 are exercisable at an exercise price of $7.50 per share (the “$7.50 2011 Warrants”) and 236,601 are exercisable at an exercise price of $9.00 per share (the “$9.00 2011 Warrants”); and (iv) outstanding warrants to purchase an aggregate of 434,979 shares of the Company’s common stock issued to investors who participated in the Company’s private placement financings closed on November 16, 2010  (the “2010 Warrants”), of which 125,000 are exercisable at an exercise price of $6.00 per share (the “$6.00 2010 Warrants”) 222,479 are exercisable at an exercise price of $9.00 per share (the “$9.00 2010 Warrants”) and 87,500 are exercisable at an exercise price of $7.50 per share (the “$7.50 2010 Warrants”). The 2014 Warrants, the 2012 Warrants, the 2011 Warrants, and the 2010 Warrants are hereafter collectively referred to as the “Original Warrants”. All terms used herein shall have the same meaning as the Offer to Amend and Exercise, as amended to date.

The Offer to Amend and Exercise which was previously scheduled to expire January 22, 2016 at 5:00 p.m. Eastern Time – will now remain open until Friday, February 5, 2016 at 5:00 p.m. Eastern Time.

In order to participate in the Offer to Amend and Exercise, your acceptance and exercise documents must be submitted and received by us by his new deadline. If you have already submitted your election form and other documents, unless you with to withdraw, no further action is necessary. If you change your mind and do not want to participate in the Offer to Amend and Exercise, you may submit a Notice of Withdrawal to us. However, to be effective, the Notice of Withdrawal must be properly completed and must be returned to us on or prior to 5:00 p.m., Eastern Standard Time on February 5, 2016, the Expiration Date of the Offer to Amend and Exercise (or such later date and time if we extend the Offer to Amend and Exercise). However, if we have not accepted your tendered Original Warrant by February 17, 2016, the fortieth day after commencement of the offer, you may change your mind and submit a Notice of Withdrawal to us after the February 17, 2016.

The Offer to Amend and Exercise is subject to the terms and conditions described in the offering materials, and we urge you to read the Offer to Amend and Exercise and the other documents governing the Offer to Amend and Exercise. If you have any question or need assistance, you should contact Maxim Group, LLC (the “Warrant Agent”), for the Offer to Amend and Exercise. The Warrant Agent may be reached at:

Maxim Group, LLC
405 Lexington Avenue
New York, New York 10174
Attention: Kareem Ali
(212) 895-3500

You may request additional copies of this document and any of the Offering Materials from the Company and the Warrant Agent. The Company may be reached at:

SpendSmart Networks, Inc.
805 Aerovista Place, Suite 205
San Luis Obispo, California 93401
(877) 541-8398

Very truly yours, /s/ Alex Minicucci Alex Minicucci Chief Executive Officer